Exhibit 99.1

KULR TECHNOLOGY GROUP ANNOUNCES

THIRD QUARTER 2018 EARNINGS

KULR Technology Group, Inc.	November 13, 2018

INVESTOR RELATIONS AND MEDIA CONTACT:

Derek Newton

Head of Investor and Media Relations

(786) 499-8998

derek.newton@kulrtechnology.com

CAMPBELL, CA – KULR Technology Group, Inc. (OTCQB: KUTG), (the “Company” or “KULR”), today issued is third quarter 2018 financial statements which are included in its Form 10-Q and its Chief Executive Officer, Michael Mo, provided the following statement:

To our shareholders:

KULR Technology passed a few milestones in the third quarter of 2018:

Financial Milestones:

For the three months ended September 30, 2018 and 2017, KULR generated $482,798 and $15,106 of revenues, an increase of $467,692. Our revenues during the three months ended September 30, 2018 consisted of sales of our component product, our Carbon Fiber Velvet (“CFV”) thermal management solution.

For the nine months ended September 30, 2018 and 2017, we generated $881,929 and $26,006 of revenues, an increase of $855,923. Our revenues during the nine months ended September 30, 2018 consisted of sales of our component product, our CFV thermal management solution, sales of an Original Equipment Manufacturer (“OEM”) product as well as certain research and development contract services.

Generally, we earn greater margins on revenue from products compared to revenue from services, so product mix plays an important part in our reported average margins for any period. Also, we are introducing new products at an early stage in our development cycle and the margins earned can vary significantly between period, customers and products due to the learning process, customer negotiating strengths, and product mix.

Customer Progress:

•	Continued focus on defense and aerospace sectors led to 182% increase in revenue in the 3rd quarter of 2018 as compared to the 2nd quarter of 2018;
•	Deepened relationships with world-class OEM developmental partners in the EV and scooter markets;
•	Secured design wins working with world class research laboratories such as Air Force Research Lab, the Naval Research Lab, and Lawrence Livermore National Laboratory; and
•	Continued customer engagement with a US government agency.

Fourth Quarter 2018

Since becoming a publicly traded company in July of this year, we’ve been keenly focused on developing and commercializing our disruptive carbon-fiber based high-performance thermal management technologies across a wide array of electronics applications. Our revenue for the third quarter of 2018 increased 182% as compared to the 2nd quarter of 2018, showing early signs of the momentum in our business and our growth potential. In the quarters ahead, we plan to forge additional global OEM ventures as well as deepen our partnerships within the aerospace and defense sectors. We anticipate our top line growth continuing for the next several quarters as our diversified product lines gain further adoption in primarily the aerospace, defense, and electric vehicle markets.

KULR's core vision is commercializing its space qualified technology for the E-mobility revolution. E-mobility is one of the biggest market opportunities in the technology industry. It’s a grand convergence of electric vehicle technology, autonomous driving, AI/Cloud computing, and 5G communication and battery safety combined to fundamentally change the way we will live and work. Safety and energy efficiency are fundamentally important building blocks to the future of E-mobility. KULR will continue to develop new technologies, partner with the likes of NASA and the Jet Propulsion Laboratory, and integrate with other innovators to be one of the leaders in this marketplace. KULR's mission is to be a world leader in the E-mobility charging infrastructure network.

The foregoing information and summary of results of operation does not purport to be complete and is qualified in its entirety by reference to the complete Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, which was filed on November 13, 2018.

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Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our parent entity’s Form 10-K filed on April 17, 2018. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.